Exhibit 99.2
Levi Strauss & Co. Second Quarter 2006 Presented by: Hans Ploos van Amstel Chief Financial Officer July 11, 2006 This presentation should be read in conjunction with Levi Strauss & Co.'s annual report on Form 10-K for the fiscal year ended November 27, 2005 and quarterly report on Form 10-Q for the three month period ended May 28, 2006.

LS&CO. Q2 2006 - Introduction Stable revenues (-1% including currency impact) Net income up 50% versus Q2 of 2005 Profit and cash flow remain top priorities 1

Growth in North America and Asia offset decline in Europe Gross margin 46% of net revenue Continued investment in retail stores and Asia drive SG&A Lower Europe sales and corp. expense benefit in '05 result in lower operating income Tax benefit from subsidiary change drives net income LS&CO. Q2 2006 - Net Revenues to Net Income 2

North America revenues increased Europe transformation in progress Asia Pacific's slower growth driven by Japan Corporate costs reflect litigation reversal in '05 and increased long- term incentive comp. LS&CO. Q2 2006 - Business Unit Performance 3

Operating activities: Solid profitability and lower working capital create cash of $201MM Investing activities: Primarily IT systems and retail network Financing activities: Debt repayment and refinancing payments LS&CO. Q2 2006 - Cash Flow 4

LS&CO. Q2 2006 - Key Conclusions Second-Quarter Results: Stable net revenue Healthy gross margin Lower operating income (investments) Net income up Working capital reduced Lower interest expense and net debt 2006 Outlook: Continued focus on profit and cash flow Cautiously optimistic for second half 5